Exhibit 99.1

Cadence Bancorporation reports

SECOND QUARTER 2021 FINANCIAL RESULTS

HOUSTON (July 22, 2021) – Cadence Bancorporation (NYSE: CADE) (“Cadence”) today announced net income for the quarter ended June 30, 2021, of $101.3 million or $0.80 per share, compared to net income of $106.4 million or $0.84 per share for the quarter ended March 31, 2021, and to a net loss of ($56.1) million or ($0.45) per share for the quarter ended June 30, 2020. Adjusted net income (loss)(1), excluding non-routine income and expenses(2), was $106.1 million or $0.84 per share for the quarter ended June 30, 2021, compared to $104.7 million or $0.83 per share for the quarter ended March 31, 2021, and compared to ($56.9) million or ($0.45) per share for the quarter ended June 30, 2020.

Chairman and Chief Executive Officer of Cadence Bancorporation Paul B. Murphy, Jr. commented, “This quarter’s results demonstrate the strength of our profitable business model and continued improvement in the credit environment.  With the economy expanding, our C&I focus and growth markets, combined with our strong capital levels, position Cadence well. We look forward to further augmenting our business model as we combine with BancorpSouth to become a stronger, more diversified and highly competitive regional bank.”

Second Quarter 2021 Highlights:

Second quarter 2021 highlights are as follows:

•	Adjusted pre-tax pre-provision net revenue(1) (“PPNR”) remained strong at $85.2 million or 1.83% of average assets, compared to first quarter 2021 PPNR of $86.4 million or 1.86% of average assets.
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The allowance for credit losses (“ACL”) reflected continued reserve releases driven by improving credit metrics and economic forecasts, and incorporated a ($51.9) million provision release in the second quarter of 2021 compared to a ($48.3) million provision release in the linked quarter. The ACL remained robust at 2.13% of total loans. Excluding Paycheck Protection Program (“PPP”) loans, our ACL to loans ratio was 2.17% at June 30, 2021. Our ratio of ACL to total nonperforming loans was 202%.

•	Net charge-offs were $8.7 million or 0.29% annualized of average loans, a level consistent with our longer-term expectations for our portfolio mix.
•

Our tax equivalent net interest margin (“NIM”) was 3.10%, down 12 basis points from prior quarter. The NIM decline was primarily driven by lower hedge income, lower accretion and earning asset mix shifts out of higher yielding loans and into lower yielding investment securities. The decline was partially mitigated by a continued decline in total deposit costs, which decreased five basis points in the quarter to 0.15%.

•	We continued to deleverage the balance sheet, paying off $50 million in senior debt in the quarter in addition to the $40 million sub-debt paid off in the first quarter of this year.
•	Our capital ratios remained robust, with the Common Equity Tier 1 ratio increasing to 14.7% and total risk weighted capital increasing to 17.0%.
•	Our adjusted efficiency ratio(1) remained stable at 53.9%.
•	Annualized returns on average assets and tangible common equity were 2.17% and 21.12%, respectively.
•	Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) were 2.28% and 22.08%, respectively.

Balance Sheet:

Total assets were $18.7 billion as of June 30, 2021, a decrease of $107.7 million or 0.6% from March 31, 2021, and a decrease of $165.1 million or 0.9% from June 30, 2020. The linked quarter decrease was largely driven by PPP loan payoffs, partially offset by reinvestment of those proceeds in investment securities.

Cash and Cash Equivalents at June 30, 2021, totaled $2.1 billion as compared to $1.9 billion at March 31, 2021 and June 30, 2020. The $211.6 million increase in the second quarter of 2021 was driven by $588.8 million in PPP loan repayments.

Loans at June 30, 2021 totaled $11.6 billion as compared to $12.4 billion at March 31, 2021, a decrease of $730.8 million or 5.9%. Loans decreased $2.1 billion or 15.1% from $13.7 billion at June 30, 2020. PPP loans declined by $588.8 million in the second quarter, with the remaining non-PPP loan decline of $142.0 million being driven by net paydowns and payoffs partially offset by approximately $1.1 billion in loan fundings in the quarter. Notable linked quarter changes, excluding PPP loans, included a net increase of General C&I of $42 million, and declines in Restaurant of $56 million, Healthcare of $29 million and CRE of $92 million.

Investment Securities at June 30, 2021 totaled $4.3 billion as compared to $3.9 billion at March 31, 2021 and $2.7 billion at June 30, 2020. Securities as a percent of earning assets was 23.9%, 21.7% and 14.6% at June 30, 2021, March 31, 2021, and June 30, 2020, respectively. The increase in securities from both the linked quarter and prior year is a result of increased balance sheet liquidity. Securities acquired during the second quarter include primarily agency pass-through residential mortgage-backed securities.

Total Deposits at June 30, 2021 were $16.0 billion, a decrease of $145.4 million or 0.9% from March 31, 2021 and down $85.5 million or 0.5% from June 30, 2020. Non-interest bearing deposits increased to $5.7 billion or 35.5% of total deposits at June 30, 2021, up from $5.6 billion or 34.4% of total deposits at March 31, 2021 and $5.2 billion or 32.5% at June 30, 2020. Total cost of deposits declined to 0.15% for the second quarter of 2021, down from both the first quarter 2021 cost of 0.20% and the second quarter 2020 cost of 0.46%.

Total Borrowings at June 30, 2021 were $282.7 million, a decrease of $50.3 million from $333.0 million at March 31, 2021 and a decrease of $89.5 million from $372.2 million at June 30, 2020. The second quarter decrease was due to repayment of $50.0 million in senior notes that matured on June 28, 2021.

Shareholders’ equity was $2.2 billion at June 30, 2021, an increase of $110.2 million or 5.3% from March 31, 2021 and an increase of $157.3 million or 7.7% from June 30, 2020. The linked quarter increase included quarterly net income of $101.3 million, an increase of $23.8 million in other comprehensive income including a $29.9 million increase in unrealized gains on investment securities available-for-sale, partially offset by $18.8 million in cash dividends.

Tangible common shareholders’ equity(1) was $2.1 billion at June 30, 2021, up $115.0 million or 5.8% from March 31, 2021 and up $177.6 million or 9.3% from June 30, 2020. The linked quarter increase resulted from the same factors noted above.

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Total shareholders’ equity to total assets and tangible equity to tangible assets were 11.8% and 11.2%, respectively, at June 30, 2021, compared to 11.1% and 10.6%, respectively, at March 31, 2021, and 10.8% and 10.2%, respectively, at June 30, 2020.

•	Tangible book value per share(1) was $16.72 as of June 30, 2021, an increase of $0.92 or 5.8% from $15.80 as of March 31, 2021, and an increase of $1.57 or 10.4% from $15.15 as of June 30, 2020.
•	Total shares outstanding at June 30, 2021 were 124.8 million.

Quarter end regulatory capital ratios remained robust and increased during the quarter as follows:

	6/30/2021	3/31/2021	6/30/2020
Common equity Tier 1 capital	14.7%	14.2%	11.7%
Tier 1 leverage capital	11.4%	10.9%	9.5%
Tier 1 risk-based capital	14.7%	14.2%	11.7%
Total risk-based capital	17.0%	16.7%	14.3%

Asset Quality:

Credit quality metrics during the second quarter of 2021 reflected some notable improvements including lower net-charge offs and declines in nonperforming and criticized loan balances.

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Net charge-offs for the second quarter of 2021 were $8.7 million or 0.29% annualized of average loans compared to $12.1 million or 0.39% annualized and $32.6 million or 0.94% annualized for the quarters ended March 31, 2021 and June 30, 2020, respectively. The current quarter net charge-offs included $8.5 million in Energy.

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Provision for credit losses was a release of ($51.9) million for the second quarter of 2021 as compared to a release of ($48.3) million for the first quarter of 2021 and a provision expense of $158.8 million for the second quarter of 2020. The current quarter’s release was driven by improved economic conditions and forecasts, as well as continued improvements in overall credit including reductions in nonperforming and criticized loans. The second quarter 2021 provision release included $25.3 million release in the CRE segment (including releases of $14.2 million in the Hospitality category), and $25.6 million release in the C&I segment (including releases of $12.0 million in the Restaurant category).

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The ACL was $247.7 million or 2.13% of total loans as of June 30, 2021, as compared to $308.0 million or 2.49% of total loans as of March 31, 2021 and $370.9 million or 2.71% of total loans as of June 30, 2020. Excluding PPP loans, the ACL was 2.17% of total loans at June 30, 2021, down from 2.67% at March 31, 2021.

•

Total nonperforming loans (“NPL”) totaled $122.5 million, $123.4 million, and $224.4 million as of June 30, 2021, March 31, 2021, and June 30, 2020, respectively. As a percent of total loans, NPL were 1.05% at June 30, 2021, compared to 1.00% at March 31, 2021 and 1.64% at June 30, 2020. The current quarter percentage increase resulted from a decrease in total loans during the quarter.

•	The ACL to NPL was 202.2% as of June 30, 2021, as compared to 249.7% as of March 31, 2021 and 165.3% as of June 30, 2020.
•

Total criticized loans at June 30, 2021 were $667.9 million or 5.7% of total loans, down from $816.3 million or 6.6% at March 31, 2021 and $1.0 billion or 7.4% at June 30, 2020. The linked quarter decrease included declines of $85.0 million or 46.7% in Restaurant, $79.0 million or 33.2% in Energy, and $23.9 million or 20.5% in Hospitality-CRE.

•	Loans 30-89 days past due were 0.36% of total loans at June 30, 2021, compared to 0.40% at March 31, 2021 and 0.19% at June 30, 2020.

Total Revenue:

Total operating revenue(1) for the second quarter of 2021 was $185.0 million, down $1.4 million or 0.8% from the first quarter of 2021 and up $0.4 million or 0.2% from the second quarter of 2020.

Net interest income for the second quarter of 2021 was $138.5 million, a decrease of $4.2 million or 2.9% from the first quarter of 2021 and a decrease of $16.2 million or 10.5% from the second quarter of 2020.

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Compared to the prior year, the net interest income decline included $6.9 million in lower hedge income, $3.1 million in lower accretion, and $19.0 million in lower interest income due to a mix shift from higher yielding loans to lower yielding investment securities and declining yields, partially offset by $13.0 million in lower funding costs due to a 59% reduction in cost of funds, supported by improved mix and debt payoffs.

•

Compared to the linked quarter, the net interest income decline included $3.3 million in lower hedge income, $1.3 million in lower accretion and $1.2 million in lower PPP loan income, partially offset by a $1.3 million increase due to number of days. Declines in interest income of $2.8 million resulting from earning asset mix shifts and yield declines were largely offset by $2.5 million in decreased interest expense resulting from lower funding costs and increases non-interest bearing liabilities.

Our NIM for the second quarter of 2021 was 3.10% as compared to 3.22% for the linked quarter and 3.51% for the second quarter of 2020. Excluding the impact of PPP loans, the second quarter 2021 NIM decreased by 15 basis points to 3.09% from 3.24% in the linked quarter, with lower average loan balances and declines in yield, lower hedge income and lower accretion income contributing 13, 8 and 3 basis points of the decline, respectively, partially offset by positive impacts from lower deposit costs and improved mix, increases in average securities balances and lower average borrowings attributing 5, 4 and 1 basis points, respectively.

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Our total funding costs continued to decline in the quarter, down $2.5 million to 0.23% compared to 0.29% in the prior quarter. Total deposit costs declined by five basis points to 0.15% for the current quarter compared to 0.20% for the linked quarter, and total interest-bearing liability costs declined by seven basis points to 0.36% from 0.43% in the linked quarter. Average interest-bearing liabilities decreased by $552.6 million or 4.9% from the prior quarter to $10.7 billion, and average noninterest-bearing deposits increased by $370.2 million or 6.9% from the prior quarter to $5.7 billion.

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Yield on loans excluding accretion and hedge income was 3.83% in the current quarter, down one basis point from 3.84% in the linked quarter. Excluding the impact of PPP loans, this yield was 3.86% in the current quarter, down from 3.91% for the linked quarter. Average loans declined by $508.4 million or 4.0% from the prior quarter to $12.1 billion.
•	PPP loans averaged $619.3 million in the current quarter with a yield of 3.34%, down from $877.6 million in the linked quarter.
•	Hedge income and collar gain recognition for the second quarter of 2021 was $10.8 million as compared to $14.1 million for the prior quarter.
•	Accretion on acquired loans totaled $4.5 million for the second quarter of 2021 as compared to $5.8 million for the prior quarter.
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Yield on investment securities declined to 1.62% in the current quarter compared to 1.69% in linked quarter, with the lower yield reflecting the impact of securities purchased in the current and prior quarters. Average investment securities increased by $572.4 million or 16.6% from the prior quarter to $4.0 billion.

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Total earning asset yields declined to 3.31% in the current quarter compared to 3.49% in the linked quarter, with average balances remaining level at $18.0 billion, but reflecting a mix shift between loans and investment securities.

•	Excess liquidity in the second quarter negatively impacted the NIM by an estimated 23 basis points compared to 24 basis points in the linked quarter.

Noninterest income for the second quarter of 2021 was $46.5 million, an increase of $2.8 million or 6.4% from the linked quarter, and an increase of $16.5 million or 55.2% from the same period of 2020. Adjusted noninterest income(1) for the second quarter of 2021 was $46.5 million, an increase of $5.0 million or 12.1% from the linked quarter, and an increase of $18.8 million or 68.0% from the second quarter of 2020.

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The increase from the prior year was driven by increases of $6.6 million in earnings from alternative investments, $4.5 million in SBA income, $2.4 million in service charges on deposits driven by an increase of $2.3 million in account analysis service charges, $1.7 million in investment advisory fees and $1.1 million in credit related fees.

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The linked quarter increase was driven by increases of $1.6 million, $1.8 million, and $0.9 million in credit related fees, SBA income and referral income, respectively. These items were partially offset by a decrease of $2.2 million in securities gains.

•	Noninterest income as a percent of total revenue for the second quarter of 2021 increased to 25.1% as compared to 23.4% for the linked quarter and 16.2% for the second quarter of 2020.

Noninterest expense for the second quarter of 2021 was $106.1 million, compared to $97.8 million for the linked quarter and compared to $88.6 million for the same period of 2020. Adjusted noninterest expense(1), which excludes the impact of non-routine items(2), was $99.8 million, up $2.0 million or 2.0% from the linked quarter and up $12.4 million or 14.2% from the second quarter of 2020.

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The increase from the prior year was attributable to increased incentive accruals related to improved company performance and lower loan cost deferral due to the large number of PPP loans generated in the prior year’s quarter.

•	The linked quarter increase in noninterest expenses resulted from:
•	An increase of $6.3 million in merger related expenses which are directly attributable to the announced merger with BancorpSouth Bank.
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An increase of $1.5 million in personnel costs driven by an increase of $1.2 million in salaries (largely related to annual merit increases) and an increase of $2.4 million in equity compensation and annual incentive compensation accruals resulting from improved company performance. These increases were partially mitigated by a seasonal decrease in payroll taxes and employee benefits.

•	A decrease of $1.0 million in other noninterest expenses due to a decrease of $1.4 million in operational losses resulting from a recovery in the current quarter.

Adjusted efficiency ratio(1) for the second quarter of 2021 was 53.9%, compared to the linked quarter ratio of 53.1% and the prior year’s second quarter ratio of 47.9%.

Taxes:

The effective tax rate for the second quarter of 2021 was 22.6% compared to 22.3% for the linked quarter and 10.6% for the second quarter of 2020.

Dividend:

On July 22, 2021, the board of directors of Cadence Bancorporation declared a quarterly cash dividend in the amount of $0.15 per share of outstanding common stock, representing an annualized dividend of $0.60 per share. The dividend will be paid on August 13, 2021 to holders of record of Cadence’s Class A common stock on August 6, 2021.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (unaudited) are included in this release following the customary disclosure information.

Second Quarter 2021 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss second quarter 2021 results on Thursday, July 22, 2021, at 7:30 a.m. CT / 8:30 a.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	2723400

For those unable to participate in the live presentation, a replay will be available through August 5, 2021. To access the replay, please use the following numbers:

U.S. Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10157962

Webcast Access:

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website: www.cadencebancorporation.com.

(1)

Considered a non-GAAP financial measure. See Table 10 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 10 for a detail of non-routine income and expenses.

About Cadence Bancorporation:

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $18.7 billion in total assets as of June 30, 2021. Its wholly owned subsidiary, Cadence Bank, N.A., operates 99 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee, and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of approximately 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995,Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended with respect to BancorpSouth Bank’s and Cadence Bancorporation’s and Cadence Bank’s (together, “Cadence”) beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information but instead pertain to future operations, strategies, financial results or other developments.  These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “continue,” “seek,” “intend,” “estimate,” “expect,” “foresee,” “hope,” “intend,” “may,” “might,” “plan,” “should,” “predict,” “project,” “goal,” “outlook,” “potential,” “will,” “will result,” “will likely result,” or “would” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Cadence cautions readers not to place undue reliance on the forward-looking statements contained in this communication, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of BancorpSouth Bank and Cadence.  The factors that could cause actual results to differ materially include the following:  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BancorpSouth Bank and Cadence; the outcome of any legal proceedings that have been or may be instituted against BancorpSouth Bank or Cadence; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of BancorpSouth Bank and Cadence to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BancorpSouth Bank and Cadence do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Cadence’s operations and those of BancorpSouth Bank; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; BancorpSouth Bank and Cadence’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by BancorpSouth Bank’s issuance of additional shares of its capital stock in connection with the proposed transaction; business and economic conditions generally and in the financial services industry, nationally and within Cadence’s current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with Cadence’s business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to Cadence’s business; Cadence’s ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; Cadence’s ability to maintain its historical earnings trends; Cadence’s ability to raise additional capital to implement its business plan; material weaknesses in Cadence’s internal control over financial reporting; systems failures or interruptions involving Cadence’s information technology and telecommunications systems or third-party servicers; the composition of Cadence’s management team and its ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of Cadence’s loan portfolio, including the identity of Cadence’s borrowers and the concentration of loans in energy-related industries and in its specialized industries; the portion of Cadence’s loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets Cadence holds; the extent of the impact of the COVID-19 pandemic on Cadence and its customers, counterparties, employees and third-party service providers, and the impacts to Cadence’s business, financial position, results of operations, and prospects; and other factors that may affect future results of BancorpSouth Bank and Cadence; and the other factors discussed in “Risk Factors” in BancorpSouth Bank’s Annual Report on Form 10-K for the year ended December 31, 2020, BancorpSouth Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and BancorpSouth Bank’s other filings with the Federal Deposit Insurance Corporation (the “FDIC”), which are available at https://www.fdic.gov/ and in the “Investor Relations” section of BancorpSouth Bank’s website, https://www.bancorpsouth.com/, under the heading “Public Filings,” and in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2020, Cadence’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and in Cadence’s other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “Investor Relations” section of Cadence’s website, https://cadencebancorporation.com/, under the heading “SEC Filings.”  BancorpSouth Bank and Cadence assume no obligation to update the information in this communication, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction by BancorpSouth Bank and Cadence.  In connection with the proposed acquisition, BancorpSouth Bank and Cadence each filed with the FDIC and the SEC on July 7, 2021, respectively, a definitive joint proxy statement on Schedule 14A, including an offering circular with respect to the common stock of BancorpSouth Bank. STOCKHOLDERS OF BANCORPSOUTH BANK AND CADENCE ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/OFFERING CIRCULAR AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE FDIC AND SEC WHEN THEY BECOME AVAILABLE, (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain the documents free of charge at the FDIC’s website, https://www.fdic.gov/, and the SEC’s website, http://www.sec.gov,respectively.

Participants in Solicitation

BancorpSouth Bank and its directors and executive officers, and Cadence and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of BancorpSouth Bank common stock and the holders of Cadence common stock in respect of the proposed transaction.  Information about the directors and executive officers of BancorpSouth Bank is set forth in the proxy statement for BancorpSouth Bank’s 2021 Annual Meeting of Stockholders, which was filed with the FDIC on March 12, 2021.  Information about the directors and executive officers of Cadence is set forth in the proxy statement for Cadence’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2021.  Additional information regarding the interest of such participants is set forth in the definitive joint proxy statement/offering circular regarding the proposed transaction filed by each of BancorpSouth Band and Cadence with the FDIC and the SEC on July 7, 2021, respectively.  Free copies of this document may be obtained as described in the preceding paragraph.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios Cadence presents, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”, “adjusted return on average assets”, “adjusted diluted earnings per share”, and “pre-tax, pre-provision net revenue” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  Cadence refers to these financial measures and ratios as “non-GAAP financial measures.” Cadence considers the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  Cadence believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding certain expenditures or assets that Cadence believes are not indicative of its primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.

Cadence believes that management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of Cadence’s performance.

The non-GAAP financial measures Cadence presents may differ from non-GAAP financial measures used by its peers or other companies. Cadence compensates for these limitations by providing the equivalent GAAP measures whenever it presents the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing Cadence’s performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 10).

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Income Statement Data
Interest income	$148,029	$154,701	$170,739	$170,497	$177,175
Interest expense	9,488	11,953	13,998	16,455	22,461
Net interest income	138,541	142,748	156,741	154,042	154,714
Provision (release) for credit losses	(51,876)	(48,262)	2,835	32,973	158,811
Net interest income after provision (release)	190,417	191,010	153,906	121,069	(4,097)
Noninterest income (1)	46,474	43,696	209,745	32,591	29,950
Noninterest expense	106,066	97,822	105,331	94,859	88,620
Income (loss) before income taxes	130,825	136,884	258,320	58,801	(62,767)
Income tax expense (benefit)	29,516	30,459	57,737	9,486	(6,653)
Net income (loss)	$101,309	$106,425	$200,583	$49,315	$(56,114)
Weighted average common shares outstanding
Basic	124,732,617	125,079,250	125,973,736	125,956,714	125,924,652
Diluted	125,548,794	125,621,508	126,408,959	126,094,868	125,924,652
Earnings (loss) per share
Basic	$0.81	$0.85	$1.58	$0.39	$(0.45)
Diluted	0.80	0.84	1.57	0.39	(0.45)
Period-End Balance Sheet Data
Cash and cash equivalents	$2,100,099	$1,888,518	$2,053,946	$1,247,172	$1,899,369
Investment securities	4,277,448	3,918,666	3,332,168	3,088,699	2,661,433
Total loans, net of unearned income	11,634,502	12,365,334	12,719,129	13,465,556	13,699,097
Allowance for credit losses	247,732	308,037	367,160	385,412	370,901
Total assets	18,692,623	18,800,350	18,712,567	18,404,195	18,857,753
Total deposits	15,983,808	16,129,199	16,052,245	15,786,221	16,069,282
Noninterest-bearing deposits	5,670,234	5,556,217	5,033,748	5,033,338	5,220,109
Interest-bearing deposits	10,313,574	10,572,982	11,018,497	10,752,883	10,849,173
Borrowings and subordinated debentures	282,688	332,984	372,669	372,446	372,222
Total shareholders’ equity	2,202,738	2,092,536	2,121,102	2,071,472	2,045,480
Average Balance Sheet Data
Cash and cash equivalents	$1,973,893	$2,195,037	$1,395,089	$1,112,258	$1,519,495
Investment securities	4,018,601	3,446,172	3,201,722	2,960,357	2,487,467
Total loans, net of unearned income	12,143,148	12,651,585	13,238,440	13,652,395	13,884,220
Allowance for credit losses	308,076	370,736	393,306	389,243	267,464
Total assets	18,697,625	18,837,133	18,354,046	18,248,014	18,500,600
Total deposits	16,051,226	16,200,631	15,736,884	15,628,314	15,774,787
Noninterest-bearing deposits	5,726,273	5,356,120	5,245,478	4,892,079	4,587,673
Interest-bearing deposits	10,324,953	10,844,511	10,491,406	10,736,235	11,187,115
Borrowings and subordinated debentures	329,976	363,046	372,920	372,304	372,547
Total shareholders’ equity	2,114,127	2,085,712	2,072,030	2,052,079	2,118,796

(1)	For 4Q 2020, includes hedge revenue of $169.2 million, $129.5 million after tax

Table 1 (Continued) – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Per Share Data:
Book value	$17.66	$16.78	$16.84	$16.45	$16.24
Tangible book value (1)	16.72	15.80	15.83	15.40	15.15
Cash dividends declared	0.150	0.150	0.075	0.050	0.050
Dividend payout ratio	18.52%	17.65%	4.75%	12.82%	(11.11)%
Performance Ratios:
Return on average common equity (2)	19.22%	20.69%	38.51%	9.56%	(10.65)%
Return on average tangible common equity (1) (2)	21.12	22.80	41.90	11.08	(10.56)
Return on average assets (2)	2.17	2.29	4.35	1.08	(1.22)
Net interest margin (2)	3.10	3.22	3.54	3.49	3.51
Efficiency ratio (1)	57.33	52.47	28.74	50.83	47.99
Adjusted efficiency ratio (1)	53.94	53.11	28.79	49.45	47.93
Asset Quality Ratios:
Total NPA to total loans, OREO, and other NPA	1.20%	1.15%	1.24%	1.55%	1.74%
Total nonperforming loans ("NPL") to total loans	1.05	1.00	1.08	1.40	1.64
Total ACL to total loans	2.13	2.49	2.89	2.86	2.71
ACL to total NPL	202.20	249.70	266.05	203.82	165.30
Net charge-offs to average loans (2)	0.29	0.39	0.64	0.58	0.94
Capital Ratios:
Total shareholders’ equity to assets	11.8%	11.1%	11.3%	11.3%	10.8%
Tangible common equity to tangible assets (1)	11.2	10.6	10.7	10.6	10.2
Common equity Tier 1 capital (3)	15.5	14.2	14.0	12.0	11.7
Tier 1 leverage capital (3)	11.4	10.9	10.9	9.9	9.5
Tier 1 risk-based capital (3)	15.5	14.2	14.0	12.0	11.7
Total risk-based capital (3)	17.8	16.7	16.7	14.7	14.3

(1)

Considered a non-GAAP financial measure. See Table 10 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 – Average Balances/Yield/Rates

	For the Three Months Ended June 30,
	2021			2020
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,256,387	$107,760	4.21%	$11,173,408	$125,922	4.53%
ANCI portfolio	1,737,494	20,660	4.77	2,512,163	32,967	5.28
PCD portfolio	149,267	2,858	7.68	198,649	3,965	8.03
Total loans	12,143,148	131,278	4.34	13,884,220	162,854	4.72
Investment securities
Taxable	3,681,937	13,551	1.48	2,269,017	12,207	2.16
Tax-exempt (2)	336,664	2,644	3.15	218,450	1,948	3.59
Total investment securities	4,018,601	16,195	1.62	2,487,467	14,155	2.29
Federal funds sold and short-term investments	1,755,586	681	0.16	1,342,779	328	0.10
Other investments	69,873	431	2.47	77,337	247	1.28
Total interest-earning assets	17,987,208	148,585	3.31	17,791,803	177,584	4.01
Noninterest-earning assets:
Cash and due from banks	218,307			176,716
Premises and equipment	124,893			127,413
Accrued interest and other assets	675,293			672,132
Allowance for credit losses	(308,076)			(267,464)
Total assets	$18,697,625			$18,500,600
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,933,078	$2,952	0.15%	$8,368,151	$7,511	0.36%
Savings deposits	400,955	83	0.08	291,874	179	0.25
Time deposits	1,990,920	3,008	0.61	2,527,090	10,451	1.66
Total interest-bearing deposits	10,324,953	6,043	0.23	11,187,115	18,141	0.65
Other borrowings	146,701	924	2.53	149,973	937	2.51
Subordinated debentures	183,275	2,521	5.52	222,574	3,383	6.11
Total interest-bearing liabilities	10,654,929	9,488	0.36	11,559,662	22,461	0.78
Noninterest-bearing liabilities:
Demand deposits	5,726,273			4,587,673
Accrued interest and other liabilities	202,296			234,469
Total liabilities	16,583,498			16,381,804
Shareholders' equity	2,114,127			2,118,796
Total liabilities and shareholders' equity	$18,697,625			$18,500,600
Net interest income/net interest spread		139,097	2.96%		155,123	3.23%
Net yield on earning assets/net interest margin			3.10%			3.51%
Taxable equivalent adjustment:
Investment securities		(556)			(409)
Net interest income		$138,541			$154,714
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a federal income tax rate of 21%.

Table 2 (Continued) – Average Balances/Yield/Rates

	For the Three Months Ended
	June 30, 2021			March 31, 2021
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,256,387	$107,760	4.21%	$10,611,240	$113,735	4.35%
ANCI portfolio	1,737,494	20,660	4.77	1,879,832	22,711	4.90
PCD portfolio	149,267	2,858	7.68	160,513	3,378	8.54
Total loans	12,143,148	131,278	4.34	12,651,585	139,824	4.48
Investment securities
Taxable	3,681,937	13,551	1.48	3,117,348	11,821	1.54
Tax-exempt (2)	336,664	2,644	3.15	328,824	2,576	3.18
Total investment securities	4,018,601	16,195	1.62	3,446,172	14,397	1.69
Federal funds sold and short-term investments	1,755,586	681	0.16	1,848,748	684	0.15
Other investments	69,873	431	2.47	75,621	337	1.81
Total interest-earning assets	17,987,208	148,585	3.31	18,022,126	155,242	3.49
Noninterest-earning assets:
Cash and due from banks	218,307			346,289
Premises and equipment	124,893			124,351
Accrued interest and other assets	675,293			715,103
Allowance for credit losses	(308,076)			(370,736)
Total assets	$18,697,625			$18,837,133
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,933,078	$2,952	0.15%	$8,275,895	$3,596	0.18%
Savings deposits	400,955	83	0.08	353,826	108	0.12
Time deposits	1,990,920	3,008	0.61	2,214,790	4,277	0.78
Total interest-bearing deposits	10,324,953	6,043	0.23	10,844,511	7,981	0.30
Other borrowings	146,701	924	2.53	149,989	927	2.51
Subordinated debentures	183,275	2,521	5.52	213,057	3,045	5.80
Total interest-bearing liabilities	10,654,929	9,488	0.36	11,207,557	11,953	0.43
Noninterest-bearing liabilities:
Demand deposits	5,726,273			5,356,120
Accrued interest and other liabilities	202,296			187,744
Total liabilities	16,583,498			16,751,421
Shareholders' equity	2,114,127			2,085,712
Total liabilities and shareholders' equity	$18,697,625			$18,837,133
Net interest income/net interest spread		139,097	2.96%		143,289	3.06%
Net yield on earning assets/net interest margin			3.10%			3.22%
Taxable equivalent adjustment:
Investment securities		(556)			(541)
Net interest income		$138,541			$142,748
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a federal income tax rate of 21%.

Table 3 – Loan Interest Income Detail

	YTD	For the Quarters,
(In thousands)	June 30,2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Interest Income Detail
Originated loans	$221,495	$107,760	$113,735	$125,535	$123,177	$125,922
ANCI loans: interest income	34,502	16,670	17,832	20,507	22,850	26,264
ANCI loans: accretion	8,869	3,990	4,879	5,436	5,364	6,703
PCD loans: interest income	4,805	2,372	2,433	3,355	2,421	3,111
PCD loans: accretion	1,431	486	945	465	1,039	854
Total loan interest income	$271,102	$131,278	$139,824	$155,298	$154,851	$162,854
Yields
Originated loans	4.28%	4.21%	4.35%	4.57%	4.39%	4.53%
ANCI loans without discount accretion	3.85	3.85	3.85	3.84	3.96	4.20
ANCI loans discount accretion	0.99	0.92	1.05	1.01	0.93	1.08
PCD loans without discount accretion	6.26	6.37	6.15	7.73	5.11	6.30
PCD loans discount accretion	1.86	1.31	2.39	1.08	2.20	1.73
Total loan yield	4.41%	4.34%	4.48%	4.67%	4.51%	4.72%

Table 4 – Allowance for Credit Losses (“ACL”) (1)

	For the Three Months Ended
(In thousands)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Balance at beginning of period	$308,037	$367,160	$385,412	$370,901	$245,246
Charge-offs	(11,265)	(14,671)	(23,956)	(21,830)	(33,452)
Recoveries	2,541	2,563	2,770	1,936	901
Net charge-offs	(8,724)	(12,108)	(21,186)	(19,894)	(32,551)
Provision (release) for loan losses	(51,581)	(47,015)	2,934	34,405	158,206
Balance at end of period	$247,732	$308,037	$367,160	$385,412	$370,901

(1)	This table represents the activity in the ACL for funded loans.

Table 5 – ACL Activity by Segment

	For the Three Months Ended June 30, 2021
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of March 31, 2021	$165,371	$111,410	$31,256	$308,037	$1,049	$309,086
Provision (release) for credit losses	(25,601)	(25,253)	(727)	(51,581)	(295)	(51,876)
Charge-offs	(10,218)	(819)	(228)	(11,265)	—	(11,265)
Recoveries	1,757	577	207	2,541	—	2,541
As of June 30, 2021	$131,309	$85,915	$30,508	$247,732	$754	$248,486

	For the Six Months Ended June 30, 2021
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of December 31, 2020	$187,365	$141,187	$38,608	$367,160	$2,296	$369,456
Provision (release) for credit losses	(35,194)	(55,364)	(8,038)	(98,596)	(1,542)	(100,138)
Charge-offs	(24,343)	(1,219)	(374)	(25,936)	—	(25,936)
Recoveries	3,481	1,311	312	5,104	—	5,104
As of June 30, 2021	$131,309	$85,915	$30,508	$247,732	$754	$248,486

(1)	The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheets.

Table 6 – Criticized Loans by Segment

	As of June 30, 2021 (1)
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$88,877	$98,360	$10,849	$198,086
Energy	53,829	98,157	7,141	159,127
Restaurant	33,374	59,578	4,000	96,952
Healthcare	1,782	14,862	—	16,644
Total commercial and industrial	177,862	270,957	21,990	470,809
Commercial real estate
Industrial, retail, and other	18,460	39,211	—	57,671
Hospitality	24,267	68,324	—	92,591
Multifamily	10,409	1,411	—	11,820
Office	11,034	9,142	—	20,176
Total commercial real estate	64,170	118,088	—	182,258
Consumer
Residential	—	14,803	—	14,803
Other	—	21	—	21
Total consumer	—	14,824	—	14,824
Total	$242,032	$403,869	$21,990	$667,891

(1) Criticized loans do not include loans held for sale of $0.2 million.

	As of March 31, 2021 (1)
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$40,518	$117,658	$4,334	$162,510
Energy	73,333	148,099	16,717	238,149
Restaurant	50,619	126,536	4,778	181,933
Healthcare	1,953	15,258	—	17,211
Total commercial and industrial	166,423	407,551	25,829	599,803
Commercial real estate
Industrial, retail, and other	25,206	39,503	—	64,709
Hospitality	31,097	85,395	—	116,492
Multifamily	90	1,425	—	1,515
Office	5,699	13,774	—	19,473
Total commercial real estate	62,092	140,097	—	202,189
Consumer
Residential	—	14,286	—	14,286
Other	—	37	—	37
Total consumer	—	14,323	—	14,323
Total	$228,515	$561,971	$25,829	$816,315

(1) Criticized loans do not include loans held for sale of $3.6 million.

Table 7 – Nonperforming Assets

	As of
(In thousands)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Nonperforming loans (1)
Commercial and industrial	$92,257	$94,153	$109,410	$145,991	$183,441
Commercial real estate	14,557	14,846	14,559	26,742	24,659
Consumer	15,703	14,364	14,033	16,364	16,284
Total nonperforming loans ("NPL")	122,517	123,363	138,002	189,097	224,384
Foreclosed OREO and other NPA	17,613	19,125	19,788	20,344	13,949
Total nonperforming assets	$140,130	$142,488	$157,790	$209,441	$238,333
NPL as a percentage of total loans	1.05%	1.00%	1.08%	1.40%	1.64%
NPA as a percentage of loans plus OREO/other	1.20%	1.15%	1.24%	1.55%	1.74%
NPA as a percentage of total assets	0.75%	0.76%	0.84%	1.14%	1.26%
Total accruing loans 90 days or more past due	$988	$1,399	$13,880	$7,260	$3,123

(1)	Nonperforming loans do not include nonperforming loans held for sale of $3.4 million and $0.2 million at March 31, 2021 and December 31, 2020, respectively.

Table 8 – Noninterest Income

	For the Three Months Ended
(In thousands)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Noninterest Income
Hedge revenue	$—	$—	$169,248	$—	$—
Investment advisory revenue	8,222	7,609	7,457	6,797	6,505
Trust services revenue	4,888	5,509	4,885	4,556	4,092
Service charges on deposit accounts	7,228	6,404	6,028	5,847	4,852
Mortgage banking income	1,587	2,115	3,062	3,535	2,020
Credit-related fees	5,477	3,849	4,766	4,202	4,401
Bankcard fees	1,919	1,753	1,775	1,745	1,716
Payroll processing revenue	1,258	1,490	1,309	1,255	1,143
SBA income	5,810	3,967	2,889	3,037	1,335
Other service fees	1,963	2,209	1,751	1,450	1,528
Securities gains, net	11	2,259	1,353	79	2,286
Other	8,111	6,532	5,222	88	72
Total noninterest income	$46,474	$43,696	$209,745	$32,591	$29,950

Table 9 – Noninterest Expenses

	For the Three Months Ended
(In thousands)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Noninterest Expenses
Salaries and employee benefits	$58,619	$57,070	$59,833	$51,734	$47,158
Premises and equipment	10,709	10,374	11,036	10,716	10,634
Merger related expenses	6,267	—	—	2,105	—
Intangible asset amortization	4,836	4,986	5,164	5,299	5,472
Data processing	3,179	3,259	3,047	3,024	3,084
Software amortization	4,950	4,507	4,480	4,432	4,036
Consulting and professional fees	3,736	3,233	3,450	3,320	3,009
Loan related expenses	754	796	631	953	735
FDIC insurance	1,656	1,465	3,007	2,528	3,939
Communications	1,281	1,243	1,175	1,119	1,002
Advertising and public relations	1,487	927	956	716	920
Legal expenses	594	925	726	681	579
Other	7,998	9,037	11,826	8,232	8,052
Total noninterest expenses	$106,066	$97,822	$105,331	$94,859	$88,620

Table 10 – Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Efficiency ratio
Noninterest expenses (numerator)	$106,066	$97,822	$105,331	$94,859	$88,620
Net interest income	$138,541	$142,748	$156,741	$154,042	$154,714
Noninterest income	46,474	43,696	209,745	32,591	29,950
Operating revenue (denominator)	$185,015	$186,444	$366,486	$186,633	$184,664
Efficiency ratio	57.33%	52.47%	28.74%	50.83%	47.99%
Adjusted efficiency ratio
Noninterest expenses	$106,066	$97,822	$105,331	$94,859	$88,620
Less: merger related expenses	6,267	—	—	2,105	—
Less: expenses related to COVID-19 pandemic	—	—	215	235	1,205
Adjusted noninterest expenses (numerator)	$99,799	$97,822	$105,116	$92,519	$87,415
Net interest income	$138,541	$142,748	$156,741	$154,042	$154,714
Noninterest income	46,474	43,696	209,745	32,591	29,950
Plus: impairment charge on branch building	—	—	—	538	—
Less: securities gains, net	11	2,259	1,353	79	2,286
Adjusted noninterest income	46,463	41,437	208,392	33,050	27,664
Adjusted operating revenue (denominator)	$185,004	$184,185	$365,133	$187,092	$182,378
Adjusted efficiency ratio	53.94%	53.11%	28.79%	49.45%	47.93%
Tangible common equity ratio
Shareholders’ equity	$2,202,738	$2,092,536	$2,121,102	$2,071,472	$2,045,480
Less: goodwill and other intangible assets, net	(117,020)	(121,856)	(126,841)	(132,005)	(137,318)
Tangible common shareholders’ equity	2,085,718	1,970,680	1,994,261	1,939,467	1,908,162
Total assets	18,692,623	18,800,350	18,712,567	18,404,195	18,857,753
Less: goodwill and other intangible assets, net	(117,020)	(121,856)	(126,841)	(132,005)	(137,318)
Tangible assets	$18,575,603	$18,678,494	$18,585,726	$18,272,190	$18,720,435
Tangible common equity ratio	11.23%	10.55%	10.73%	10.61%	10.19%
Tangible book value per share
Shareholders’ equity	$2,202,738	$2,092,536	$2,121,102	$2,071,472	$2,045,480
Less: goodwill and other intangible assets, net	(117,020)	(121,856)	(126,841)	(132,005)	(137,318)
Tangible common shareholders’ equity	$2,085,718	$1,970,680	$1,994,261	$1,939,467	$1,908,162
Common shares outstanding	124,752,738	124,698,518	125,978,561	125,946,793	125,930,741
Tangible book value per share	$16.72	$15.80	$15.83	$15.40	$15.15

Table 10 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Return on average tangible common equity
Average common equity	$2,114,127	$2,085,712	$2,072,030	$2,052,079	$2,118,796
Less: average intangible assets	(120,125)	(125,042)	(130,146)	(135,491)	(140,847)
Average tangible common shareholders’ equity	$1,994,002	$1,960,670	$1,941,884	$1,916,588	$1,977,949
Net income (loss)	$101,309	$106,425	$200,583	$49,315	$(56,114)
Plus: intangible asset amortization, net of tax	3,694	3,809	3,939	4,042	4,174
Tangible net income (loss)	$105,003	$110,234	$204,522	$53,357	$(51,940)
Return on average tangible common equity(1)	21.12%	22.80%	41.90%	11.08%	(10.56)%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,994,002	$1,960,670	$1,941,884	$1,916,588	$1,977,949
Tangible net income (loss)	$105,003	$110,234	$204,522	$53,357	$(51,940)
Non-routine items:
Plus: merger related expenses	6,267	—	—	2,105	—
Plus: expenses related to COVID-19 pandemic	—	—	215	235	1,205
Plus: impairment loss on branch building	—	—	—	538	—
Less: securities gains, net	11	2,259	1,353	79	2,286
Less: income tax effect of tax deductible non-routine items	1,477	(533)	(270)	664	(256)
Total non-routine items, after tax	4,779	(1,726)	(868)	2,135	(825)
Adjusted tangible net income (loss)	$109,782	$108,508	$203,654	$55,492	$(52,765)
Adjusted return on average tangible common equity(1)	22.08%	22.44%	41.72%	11.52%	(10.73)%
Adjusted return on average assets
Average assets	$18,697,625	$18,837,133	$18,354,046	$18,248,014	$18,500,600
Net income (loss)	$101,309	$106,425	$200,583	$49,315	$(56,114)
Return on average assets	2.17%	2.29%	4.35%	1.08%	(1.22)%
Net income (loss)	$101,309	$106,425	$200,583	$49,315	$(56,114)
Total non-routine items, after tax	4,779	(1,726)	(868)	2,135	(825)
Adjusted net income (loss)	$106,088	$104,699	$199,715	$51,450	$(56,939)
Adjusted return on average assets(1)	2.28%	2.25%	4.33%	1.12%	(1.24)%
Adjusted diluted earnings (loss) per share
Diluted weighted average common shares outstanding	125,548,794	125,621,508	126,408,959	126,094,868	125,924,652
Net income (loss) allocated to common stock	$100,575	$105,829	$198,765	$48,884	$(56,114)
Total non-routine items, after tax	4,779	(1,726)	(868)	2,135	(825)
Adjusted net income (loss) allocated to common stock	$105,354	$104,103	$197,897	$51,019	$(56,939)
Adjusted diluted earnings (loss) per share	$0.84	$0.83	$1.57	$0.40	$(0.45)
Adjusted pre-tax, pre-provision net revenue
Income (loss) before taxes	$130,825	$136,884	$258,320	$58,801	$(62,767)
Plus: provision (reversal) for credit losses	(51,876)	(48,262)	2,835	32,973	158,811
Plus: Total non-routine items before taxes	6,256	(2,259)	(1,138)	2,799	(1,081)
Adjusted pre-tax, pre-provision net revenue	$85,205	$86,363	$260,017	$94,573	$94,963

(1)	Annualized.